Exhibit 10.1

AMENDMENT NO. 1 TO CHANGE IN CONTROL AGREEMENT

THIS  AMENDMENT NO. 1 TO CHANGE IN CONTROL AGREEMENT  (this “Amendment”), effective as of February 13, 2015 (the “Effective Date”) is  entered into by and among Sunstone Hotel Investors, Inc., a Maryland corporation (the “Company”), and Bryan A. Giglia  (the “Executive”).

WHEREAS, the Executive is  employed by the Company as its Senior Vice President – Chief Financial Officer;

WHEREAS, the Executive and the Company are parties to that certain Change in Control Agreement dated March 5, 2012 (the “Agreement”); and

WHEREAS, the Board of Directors of the Company (the “Board”) believes that it  is in the best  interest of the Company to amend the Agreement as set forth herein so that  the Executive be reasonably secure in his employment and position with the Company, so that  the Executive can  exercise independent judgment  as to the best interest of the  Company and its shareholders, without distraction by any personal uncertainties or risks regarding the Executive’s employment with the Company created by the possibility of a change in  control of the Company.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	Termination of Employment

The first sentence of Section 2(a)(i) of the Agreement shall be deleted in its entirety and replaced with the following:

“(i)The Executive shall be paid, in two lump sum payments: (A) the Executive’s  earned but unpaid base salary and accrued but unpaid vacation pay through the Date of Termination (as defined below) and any annual cash bonus for  any  fiscal year of the Company that  ends on or before  the Date of Termination to the  extent not previously paid (the “Accrued Obligations”), and (B) subject to and conditioned upon compliance with the release requirements described below,  an amount  (the “Severance Amount”)  equal to two (2) times the sum of (x) the base salary in effect on the Date of Termination (without giving effect  to  any reduction that would constitute Good Reason) plus (y) the Bonus Severance Amount (as defined below) in effect on the Date of Termination.”

2.    Effect on the Agreement. The terms of the Agreement not modified by this  Amendment will remain in force and are not affected by this Amendment.

3.    Miscellaneous. This Amendment will be governed and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

[Signatures appear on next page.]

Exhibit 10.1

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Sunstone Hotel Investors, Inc.

By: /s/ John V. Arabia

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Name:  John V. Arabia

Title:    President and Chief Executive Officer

Bryan A. Giglia

By:/s/ Bryan A. Giglia

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Name:  Bryan A. Giglia